Colorado Secretary of State
Date and Time: 10/24/2016 10:39 PM
ID Number: 20011033009
Document number:
Amount Paid: $25.00
Document must be filed electronically.
Paper documents will not be accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents visit www.sos.state.co.us.

Articles of Amendment

filed pursuant to § 7-90-301, et seq. and § 7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20011033009

1. Entity name: Tensleep Financial Corporation
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: _______________________
(if applicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true "bank" or "trust" or any derivative thereof name of an entity, trade name or trademark "credit union" "savings and loan" stated in this document, mark the applicable "insurance", "casualty", "mutual", or "surety" box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachmentstates the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: _________________ (mm/dd/yyyy)
OR
If the corporation's period of duration as amended is perpetual, mark this box: _X_

7. (Optional) Delayed effective date:  (mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the
individual(s) causing the document
to be delivered for filing: Tucker Ronald S.
                            1623 Tradewinds Lane
                            Newport Beach, CA 92660
                            United States

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating thename and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RELATIVE RIGHTS, QUALIFICATIONS AND
RESTRICTIONS OF THE SERIES A 10%
PREFERRED STOCK OF
TENSLEEP FINANCIAL CORPORATION

 -----------------

Pursuant to C.R.S. 7-106-102 of the
Colorado Corporations Act

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         Tensleep Financial Corporation, a corporation organized and existing pursuant to and according to the provisions of the Colorado Corporations Act, certifies as follows:

         The undersigned, Ronald S. Tucker and Leticia I. Tucker, hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of Tensleep Financial Corporation, Colorado corporation ("Corporation");

         2. WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of 50,000,000 shares of Preferred Stock, no par value per share ("Preferred Shares"), and, additionally, authorizes the issuance of shares of Preferred Stock from time to time in one or more series as may from time to time be determined by the Board of Directors, each of those series to be distinctly designated, and on such terms and for such consideration as shall be determined by the Board of Directors of the Corporation, and, additionally, grants to the Board of Directors of the Corporation the authority to determine by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers, if any, and the designations, privileges, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof; and

         3. WHEREAS, the Board of Directors of the Corporation, pursuant to action taken at a special meeting of that Board of Directors held on July 23, 2015 has duly adopted the following resolutions authorizing the creation of and issuance of a series of that Preferred Stock to be known as Series A 10% Preferred Stock; NOW, THEREFORE, IT IS:

         RESOLVED, the Board of Directors of the Corporation hereby determines and fixes the number, designations, preferences, privileges, rights and limitations of the Series A 10% Preferred Stock ("Preferred Stock") on the terms and with the provisions herein specified:

 1. DESIGNATION. A series of Preferred Stock of the Corporation is hereby designated "Series A 10% Preferred Stock" ("Series A 10% Preferred Stock"), consisting initially of 10,000,000 shares. The Series A 10% Preferred Stock shall have a face value of $1 per share and a stated value of $0.10 per share.

 2. PRIORITY. Shares of the Series A 10% Preferred Stock shall rank prior to the Corporation's Common Stock, no par value per share ("Common Stock") with respect to the payment of dividends and upon liquidation. The issuance of any other series or classes of Preferred Shares shall be subordinated to and shall rank junior to the Series A 10%  Preferred Stock.

 3. DIVIDENDS.

 (a) Dividend rates on the shares of Series A 10% Preferred Stock shall be at an annual rate of ten percent (10%) payable each quarterly dividend period ("Quarterly Dividend Period"), which Quarterly Dividend Periods shall commence on October 1, January 1, April 1 and July 1 in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. If Dividends are declared they may be paid in cash or common stock of the Corporation in the discretion of the Corporation.  The failure to pay a dividend shall be cumulated (but not compounded) and accrue quarterly from the date of original issue of the Series A 10% Preferred Stock and shall be payable, if, when, and as declared by the Board of Directors of the Corporation.  Dividends are to be declared on December 31 in respect of the Quarterly Dividend Period beginning the preceding October 1, on March 31 in respect of the Quarterly Dividend Period beginning the preceding January 1, on June 30 in respect of the Quarterly Dividend Period beginning the preceding April 1, and on September 30 in respect of the Quarterly Dividend Period beginning the preceding July 1, of each year ("Declaration Date"). Each dividend shall be paid to the holders of record of the Series A 10% Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding sixty (60) days nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

 (b) No dividends shall be payable on any shares of any class of the Corporation's capital stock ranking junior and subordinate to the Series A 10% Preferred Stock as to the payment of dividends, unless all accrued dividends on the Series A 10% Preferred Stock to the record date of the proposed dividends on the junior class and subordinate shall have been paid or have been declared and an amount sufficient for the payment of those dividends reserved.  However, the Corporation in its discretion may pay the Common Shares in cash or common stock in the Company's discretion and the Series A 10% Preferred Shares in Common Stock.

 (c) The number of shares of the Common Stock for Quarterly Dividends payable shall be equal to an amount determined by dividing 10% of the aggregate face value of the issued and outstanding Series A 10% Preferred Stock by a price at a thirty-five (35%) percent discount from the ratio of the value traded to total volume traded 10 trading days prior to the Declaration Date but at a price no more than $0.30 per share and no less than $0.10 per share.  In the event the Company's common stock is not publicly traded or there is no liquid market for the shares of common stock the number of shares will be equal to an amount determined by dividing 10% of the aggregate face value of the issued and outstanding Series A 10% Preferred Stock by a price of $0.10 per share.

  4. LIQUIDATION PREFERENCE.

 (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A 10%  Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, $3.00 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior and subordinate to the Series A 10%  Preferred Stock with respect to the distribution of assets.

 (b) For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this Section 4.

 (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, specifying a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date elected therein, to the holders of record of the Series A 10%  Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

 5. VOTING RIGHTS. The holders of Series A 10%  Preferred Stock shall have one vote per share for each director that it is able to elect to the board of directors or the Corporation.  The holders of Series A 10%  Preferred Stock shall have the right to nominate and elect a minority number of directors equal to one less than a majority.  A simple majority is to be elected by the shareholders of the Corporation.

                   6.1 REDEMPTION. Shares of Series A 10%  Preferred Stock will be redeemable, at the option of the Corporation, in its sole and absolute discretion, on or after 5 years from the date of issuance for cash at a redemption price of $3.00 per share, plus any accumulated, accrued and unpaid dividends.

         Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of record of the Series A 10%  Preferred Stock not less than 30 nor more than 60 days prior to the date of redemption, in the case of a redemption for cash. The redemption date will be a date selected by the Corporation not less than 10 nor more than 60 days after the date on which the Corporation gives the notice of redemption.

 On the redemption date, the Corporation must pay in cash on each share of Series A 10%  Preferred Stock to be redeemed any accumulated, accrued and unpaid dividends, if any, on the redemption date. In the case of a redemption date falling after a dividend record date and prior to the related dividend payment date, the holders of the Series A 10%  Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accumulated or accrued dividends on any shares of Series A 10%  Preferred Stock called for redemption.

 In the event that full cumulative dividends on the Series A 10%  Preferred Stock have not been paid or declared and set apart for payment, the Series A 10%  Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Series A 10%  Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A 10%  Preferred Stock.

 On and after the date fixed for redemption, provided that the Corporation has made available at the office of the Registrar and Transfer Agent an amount of cash to effect the redemption, dividends will cease to accumulate or accrue on the Series A 10%  Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend record date and prior to the related dividend payment date, holders of Series A 10%  Preferred Stock on the dividend record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series A 10%  Preferred Stock shall cease except the right to receive any cash payable upon such redemption, without interest from the date of such redemption.  At the close of business on the redemption date, each holder of Series A 10%  Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the cash) will be, without any further action, deemed a holder of the amount of cash for which such Series A 10%  Preferred Stock is redeemable.

  6.11 NOTICES OF RECORD DATE. If the Corporation proposes at any time to:

 (a) declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

 (b) offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

 (c) effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

 (d) merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

 (e) cause the mandatory conversion of the Series A 10%  Preferred Stock; or

 (f) redeem the Series A 10%  Preferred Stock,

then, in connection with each such event, this Corporation shall send to the holders of the Series A 10%  Preferred Stock:

  (i) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote regarding the matters referred to in (a) and (b) above; and

  (ii) in the case of the matters referred to in (c), (d), (e) and (f) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred or Common Stock shall be entitled or compelled to exchange their Preferred or Common Stock for securities or other property deliverable upon the occurrence of such event).

 Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A 10%  Preferred Stock at the address for each such holder as shown on the books of this Corporation.

 8. RESTRICTIONS AND LIMITATIONS

 (a) At such time as any shares of Series A 10% Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A 10%  Preferred Stock:

  (i) Redeem, purchase or otherwise acquire for value, any share or shares of Series A 10%  Preferred Stock:

  (ii) Redeem, purchase or otherwise acquire any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements pursuant to which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

  (iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A 10%  Preferred Stock as to dividend or redemption rights and liquidation preferences;

  (iv) Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation; or

  (v) Increase or decrease (other than by conversion) the total number of authorized shares of Series A 10%  Preferred Stock.

 (b) The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of 66 2/3% of the Series A 10%  Preferred Stock, if such amendment would amend, modify, annul, supersede, or otherwise change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series A 10%  Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval by the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A 10%  Preferred Stock, if such amendment would:

  (i) Reduce the dividend rate on the Series A 10%  Preferred Stock provided for herein, or make such dividends noncumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A 10%  Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

  (ii) Reduce the amount payable to the holders of the Series A 10%  Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A 10%  Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation; or

  (iii) Cancel or modify the conversion rights of the Series A 10%  Preferred Stock provided for in Section 6.

 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Relative Rights, Qualifications and Restrictions of the Series A 10%  Preferred Stock to be duly executed by its Chief Executive Officer and President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 23 day of July, 2015.

   /s/Ronald S. Tucker
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 Ronald S. Tucker, Chief Executive Officer
   /s/Leticia I Tucker
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Leticia I Tucker, Secretary

 The undersigned, Ronald S. Tucker and Leticia I. Tucker, the Chief Executive Officer and Secretary, respectively, of EPIC Corporation, a Colorado corporation, each declares under penalty of perjury under the laws of the State of Colorado that the matters set out in the foregoing Certificate are true of his or her own knowledge.

 Executed at Newport Beach, California on July 23, 2015.
  /s/Ronald S. Tucker
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Ronald S. Tucker, CEO
 /s/Ronald S. Tucker
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Leticia I. Tucker, Secretary